                                                                    EXHIBIT 99.1

FINANCIAL CONTACT:      JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:          CLAIRE S. MCCALL (615) 367-8283

                         GENESCO REPORTS FOURTH QUARTER
                       AND FISCAL 2004 SALES AND EARNINGS
           --COMPANY REPORTS FOURTH QUARTER DILUTED EARNINGS PER SHARE
                    BEFORE DISCONTINUED OPERATIONS OF $0.81--

NASHVILLE, Tenn., March 3, 2004 - Genesco Inc. (NYSE: GCO) today reported earnings before discontinued operations of $17.8 million, or $0.81 per diluted share, for the fourth quarter ended January 31, 2004. Items including retail store asset impairments and recognition of excess restructuring provisions and a tax benefit added a net $0.05 per diluted share to earnings before discontinued operations in the fourth quarter of fiscal 2004. Earnings before discontinued operations for the fourth quarter of fiscal 2003 were $14.2 million, or $0.56 per diluted share, including a charge of $0.06 per share primarily related to retail store asset impairments. Net earnings for the fourth quarter of fiscal 2004 were $16.9 million, or $0.77 per diluted share, compared with $14.0 million, or $0.55 per diluted share, for the previous fourth quarter. Net sales for the fourth quarter of fiscal 2004 were $253 million compared to $250 million for the fourth quarter of fiscal 2003.

         For the fiscal year ended January 31, 2004, earnings before discontinued operations were $29.7 million, or $1.33 per diluted share, compared to $36.4 million, or $1.47 per diluted share, for fiscal 2003. Earnings before discontinued operations for fiscal 2004 included net charges of $0.03 per share, primarily related to the items discussed above and expenses related to the refinancing of the Company's long-term debt in the second quarter. Earnings before discontinued operations for fiscal 2003 were reduced by $0.08 per share because of charges primarily related to retail store asset impairments. Net earnings for fiscal 2004 were $28.8 million, or $1.29 per diluted share, compared to $36.3 million, or $1.47 per diluted share, for fiscal 2003. Net sales for fiscal 2004 were $837 million versus $828 million the previous year.

         Genesco President and Chief Executive Officer Hal N. Pennington, said, "We were very pleased to end the year on such a positive note. Throughout fiscal 2004 we worked hard to respond to challenges in the marketplace and we believe that our strong fourth quarter performance is an early indication that our strategies are working and our outlook is improving. As we head into fiscal 2005, our momentum is good, our inventories are fresh and we are excited about the opportunities that lie ahead.

         "During the quarter Journeys same store sales were flat, footwear unit comparable sales rose 6% and margins came in above our expectations, due primarily to lower than expected markdowns. So far in the new fiscal year, Journeys' comparable sales trends have improved, the decline in average selling price appears to be moderating, the retail environment seems to be improving and Journeys merchants are enthusiastic about fresh, new products in the marketplace. We believe that all of this bodes well for us in the new year.

         "Comparable store sales in the fourth quarter in the Underground Station/Jarman Group fell about 8%, compared to an increase of 9% last year, with Underground Station stores again performing better than the Jarman stores. As expected, the business was affected by a decline in demand for Euro-casual and utility-inspired products. Underground Station has implemented a number of initiatives to take advantage of the opportunities we see in its women's and fashion athletic businesses and to improve its overall position in the marketplace. Underground Station's comparable sales for the quarter to date have improved from fourth quarter levels. We have made the strategic decision to close 34 Jarman stores over the next 12 months and convert the remaining 62 stores to Underground Station stores as quickly as it is financially feasible to do so, subject to obtaining necessary approvals under the store leases.

         "Johnston & Murphy saw more benefits of its strategic repositioning in the fourth quarter, as changes in product mix and a less promotional stance improved average selling price in the Johnston & Murphy shops by 6% compared to the fourth quarter last year. Johnston & Murphy also did a good job managing expenses during the quarter and its inventories are well positioned as it begins the new year. The positive feedback from retailers that we received at the recent World Shoe Association (WSA) tradeshow gives us confidence that Johnston & Murphy is successfully executing its plan.

         "Dockers Footwear sales were $12 million in the fourth quarter compared to $19 million for the same period last year. Despite the top line pressure, Dockers' operating margin increased by 2 percentage points. We continue to expect a rebound in Dockers' sales in the second half of this year."

         Genesco also stated that it is revising upward its fiscal 2005 guidance. The Company now expects sales between $901 million and $920 million and earnings per share from $1.37 to $1.44, including charges of approximately $0.09 per share associated with the planned closing of Jarman and other underperforming stores in fiscal 2005. The Company's guidance does not reflect the closing of its previously announced agreement to acquire Hat World Corporation, which the Company expects to consummate during the first quarter.

         Pennington concluded, "We remain committed to taking the necessary steps to help improve our operating platform and better position Genesco for long-term growth. We move forward focused on execution and excited about the future."

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook, the anticipated acquisition of Hat World Corporation, and all other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends or other factors that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors, the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable arrangements for closing or converting Jarman stores, variations from expected pension-related charges caused by conditions in the financial markets, and developments in litigation and environmental matters involving the Company. They also include the Company's ability to consummate the Hat World acquisition, including its ability to meet conditions to the transaction and to conclude financing for it and to obtain required regulatory approvals and the approval of Hat World's shareholders, and changes from anticipated levels in interest rates associated with the financing for the transaction and in the value of intangible assets to be acquired. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

         The Company's live conference call on March 3, 2004, at 10:00 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. The Company expects to discuss results from the fourth quarter and fiscal year ended January 31, 2004, and its current expectations for the fiscal year ending January 29, 2005, during the call. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

         Genesco, based in Nashville, sells footwear and accessories in more than 1,040 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

                                  GENESCO INC.

CONSOLIDATED EARNINGS SUMMARY

                                                             Fourth Quarter              Fiscal Year Ended
                                                             --------------              -----------------
In Thousands                                             2004            2003          2004            2003
------------                                             ----            ----          ----            ----
Net sales                                              $ 252,672      $ 249,715      $ 837,379      $ 828,307
Cost of sales                                            134,603        133,477        448,601        438,231
Selling and administrative expenses                       89,209         88,744        332,559        320,833
Restructuring and other charges                            1,040          2,549            901          2,549
                                                       ---------      ---------      ---------      ---------
Earnings from operations before interest and other        27,820         24,945         55,318         66,694
Loss on early retirement of debt                               -              -          2,581              -
Interest expense, net                                      1,598          2,114          7,289          7,870
                                                       ---------      ---------      ---------      ---------
EARNINGS BEFORE INCOME TAXES FROM
    CONTINUING OPERATIONS                                 26,222         22,831         45,448         58,824
Income tax expense                                         8,392          8,658         15,760         22,379
                                                       ---------      ---------      ---------      ---------
Earnings from continuing operations                       17,830         14,173         29,688         36,445
Provision for discontinued operations, net                  (888)          (165)          (888)          (165)
                                                       ---------      ---------      ---------      ---------
NET  EARNINGS                                          $  16,942      $  14,008      $  28,800      $  36,280
                                                       =========      =========      =========      =========

EARNINGS PER SHARE INFORMATION

                                                Fourth Quarter              Fiscal Year Ended
                                                --------------              -----------------
In Thousands (except per share amounts)       2004           2003           2004          2003
---------------------------------------       ----           ----           ----          ----
Preferred dividend requirements           $       73     $       73     $      294     $      294
Average common shares - Basic EPS             21,721         21,710         21,742         21,821
Basic earnings per share:
    Before discontinued operations        $     0.82     $     0.65     $     1.35     $     1.66
    Net earnings                          $     0.78     $     0.64     $     1.31     $     1.65
Average common and common
    equivalent shares - Diluted EPS           22,098         26,988         22,042         27,152
Diluted earnings per share:
    Before discontinued operations        $     0.81     $     0.56     $     1.33     $     1.47
    Net earnings                          $     0.77     $     0.55     $     1.29     $     1.47

                                  GENESCO INC.

CONSOLIDATED EARNINGS SUMMARY

                                               Fourth Quarter              Fiscal Year Ended
                                               --------------              -----------------
In Thousands                                 2004           2003          2004            2003
------------                                 ----           ----          ----            ----
Sales:
    Journeys                              $ 151,128      $ 139,566      $ 468,919      $ 436,498
    Underground Station/Jarman Group         47,521         48,129        147,812        147,926
    Johnston & Murphy                        41,727         43,000        160,095        165,269
    Dockers                                  12,241         18,979         60,274         78,497
    Corporate and Other                          55             41            279            117
                                          ---------      ---------      ---------      ---------
    NET SALES                             $ 252,672      $ 249,715      $ 837,379      $ 828,307
                                          =========      =========      =========      =========
Pretax Earnings (Loss):
    Journeys                              $  26,065      $  22,050      $  54,823      $  53,214
    Underground Station/Jarman Group          4,975          5,656          8,156         12,096
    Johnston & Murphy                         1,589          2,806          4,018          9,270
    Dockers                                     943          1,089          4,548          8,506
    Corporate and Other*                     (5,752)        (6,656)       (16,227)       (16,392)
                                          ---------      ---------      ---------      ---------
    Operating income                         27,820         24,945         55,318         66,694
    Loss on early retirement of debt              -              -          2,581              -
    Interest, net                             1,598          2,114          7,289          7,870
                                          ---------      ---------      ---------      ---------
TOTAL PRETAX EARNINGS                        26,222         22,831         45,448         58,824
Income tax expense                            8,392          8,658         15,760         22,379
                                          ---------      ---------      ---------      ---------
Earnings from continuing operations          17,830         14,173         29,688         36,445
Provision for discontinued operations          (888)          (165)          (888)          (165)
                                          ---------      ---------      ---------      ---------
NET EARNINGS                              $  16,942      $  14,008      $  28,800      $  36,280
                                          =========      =========      =========      =========

*Includes impairment charge of $2.8 million offset by $1.8 million excess restructuring provisions in the fourth quarter and year of Fiscal 2004 and includes impairment and other charges of $2.6 million in the fourth quarter and year of Fiscal 2003 and $0.6 million of professional fees, severance and litigation in Fiscal 2003.

                                  GENESCO INC.

CONSOLIDATED BALANCE SHEET

                                              JANUARY 31,     FEBRUARY 1,
In Thousands                                     2004            2003
------------                                     ----            ----
ASSETS
Cash and cash equivalents                      $ 81,549        $ 55,929
Accounts receivable                              12,515          19,412
Inventories                                     167,234         168,622
Other current assets                             22,424          22,630
                                               --------        --------
Total current assets                            283,722         266,593
                                               --------        --------
Property, equipment and capital leases          121,667         127,542
Other non-current assets                         24,753          25,079
                                               --------        --------
TOTAL ASSETS                                   $430,142        $419,214
                                               ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                               $ 47,921        $ 43,660
Other current liabilities                        44,405          44,606
                                               --------        --------
Total current liabilities                        92,326          88,266
                                               --------        --------
Long-term debt                                   86,250         103,245
Other long-term liabilities                      35,897          44,924
Shareholders' equity                            215,669         182,779
                                               --------        --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $430,142        $419,214
                                               ========        ========

                                  GENESCO INC.

RETAIL UNITS OPERATED - TWELVE MONTHS ENDED JANUARY 31, 2004

                                     BALANCE                                   BALANCE
                                    02/01/03     OPEN    CONVERSIONS  CLOSE   01/31/04
                                    --------     ----    -----------  -----   --------
Journeys Group                         614        55          0         4        665
    Journeys                           579        50          0         4        625
    Journeys Kidz                       35         5          0         0         40
Underground Station/Jarman Group       229        18          0        14        233
    Underground Station                114        18          8         3        137
    Jarman Retail                      115         0         (8)       11         96
Johnston & Murphy                      148         7          0         7        148
    Shops                              115         5          0         5        115
    Factory Outlets                     33         2          0         2         33
                                       ---        --         --        --      -----
Total Retail Units                     991        80          0        25      1,046
                                       ===        ==         ==        ==      =====

RETAIL UNITS OPERATED - THREE MONTHS ENDED JANUARY 31, 2004

                                     BALANCE                                  BALANCE
                                    11/01/03      OPEN   CONVERSIONS  CLOSE   01/31/04
                                    --------      ----   -----------  -----   --------
Journeys Group                         658         8          0         1        665
    Journeys                           618         8          0         1        625
    Journeys Kidz                       40         0          0         0         40
Underground Station/Jarman Group       237         4          0         8        233
    Underground Station                132         4          2         1        137
    Jarman Retail                      105         0         (2)        7         96
Johnston & Murphy                      152         2          0         6        148
    Shops                              118         2          0         5        115
    Factory Outlets                     34         0          0         1         33
                                     -----        --        ---        --      -----
Total Retail Units                   1,047        14          0        15      1,046
                                     =====        ==        ===        ==      =====

CONSTANT STORE SALES

                                      Three Months Ended         Twelve Months Ended
                                      ------------------         -------------------
                                   JANUARY 31,  February 1,   JANUARY 31,    February 1,
                                      2004         2003          2004           2003
                                      ----         ----          ----           ----
Journeys                              0%            1%           -1%             0%
Underground Station/Jarman Group     -8%            9%           -6%            14%
    Underground Station              -7%           17%           -1%            18%
    Jarman Retail                    -9%            3%          -11%            12%
Johnston & Murphy                    -1%           -3%           -1%             0%
    Shops                            -3%           -2%           -3%             0%
    Factory Outlets                   9%           -7%            4%            -1%
                                     --            --            --             --
Total Constant Store Sales           -2%            2%           -2%             3%
                                     ==            ==            ==             ==